As filed with the Securities and Exchange Commission on August 1,  1996
                           Registration No. 333-9231

                   SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549
                          ____________________
                           Amendment No.1 to
                                FORM S-3
                         Registration Statement
                                  Under
                       The Securities Act of 1933
                          ____________________
                           NAVARRE CORPORATION
         (Exact name of registrant as specified in its charter)

         Minnesota                               41-1704319
(State or other jurisdiction of      (I.R.S. Employer Identification No.)
 incorporation or organization)

                          7400 49th Avenue North
                         New Hope, Minnesota 55428
                              (612) 535-8333
(Address, including zip code, and telephone number, including area code, of registrant's principal executive office)
                            __________________
                              Eric H. Paulson
                   Chairman and Chief Executive Officer
                            Navarre Corporation
                          7400 49th Avenue North
                         New Hope, Minnesota 55428
                              (612) 535-8333

(Name, address, including zip code, and telephone number, including area code, of agent for service)
                           ____________________
                                COPIES TO:
                           Thomas G. Lovett, IV
                        Lindquist & Vennum P.L.L.P.
                              4200 IDS Center
                          80 South Eighth Street
                       Minneapolis, Minnesota  55402
                        Telephone:  (612) 371-3211

    Approximate date of commencement of proposed sale to public: From time to time after this Registration Statement becomes effective.
    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ____

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earliest effective registration statement for the same offering:

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box:

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                      PRELIMINARY PROSPECTUS
            SUBJECT TO COMPLETION, DATED AUGUST 1, 1996

PROSPECTUS
                       NAVARRE CORPORATION

                        530,000 Shares of

                           Common Stock

    This Prospectus relates to the offering of up to 530,000 shares (the "Shares") of Common Stock, no par value, of Navarre Corporation (the "Company") which may be offered from time to time by the shareholders named herein (the "Selling Shareholders"). The Company will not receive any of the proceeds from the sale of the Shares by the Selling Shareholders. See "Use of Proceeds."

    The Company will bear all expenses of the offering hereunder other than underwriting discounts and commissions incurred in connection with the sale of the Shares by the Selling Shareholders. The Company's Common Stock is quoted on The Nasdaq National Market under the symbol "NAVR." On July 26, 1996, the last reported sale price of the Company's Common Stock on The Nasdaq National Market was $8.25.

    For information concerning risk factors which should be considered by prospective purchasers of the Common Stock offered hereby, see "Risk Factors" beginning on page 5 of this Prospectus.

    The Selling Shareholders have advised the Company that they intend to sell the Shares from time to time in transactions on The Nasdaq National Market at prices prevailing at the time of the sale or otherwise as set forth below. The Selling Shareholders have also advised the Company that, as of the date hereof, they have made no arrangement with any brokerage firm for the sale of the Shares. The Selling Shareholders may be deemed to be "underwriters" within the meaning of the Act, in which case any commissions received by a broker or dealer may be deemed to be underwriting commissions or discounts under the Act. See "Plan of Distribution."

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


      ______________________________________________________

             The date of this Prospectus is July 31, 1996

                        AVAILABLE INFORMATION

The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The reports, proxy and information statements and other information can be inspected and copied at the public facilities maintained by the Commission at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and are also available at the Commission's Regional Offices at 7 World Trade Center,
13th Floor, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material also can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Company's Common Stock is quoted on The Nasdaq National Market ("Nasdaq").

The Company has filed with the Commission a Registration Statement under the Securities Act of 1933, as amended, with respect to the shares offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto, certain parts of which were omitted as permitted by the rules and regulations of the Commission. Such additional information may be obtained from the Commission's principal office in Washington, D.C. Statements contained in this Prospectus or in any document incorporated in this Prospectus by reference as to the content of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or each other document, each such statement being qualified in all respects by such reference.

          INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents, filed with the Commission by the Company (File No. 0-22982) are incorporated by reference in this Prospectus: (i) the Company's Annual Report on Form 10-K for the year ended March 31, 1996; (ii) the Company's Proxy Statement for its Annual Meeting of Shareholders to be held on September 5, 1996; and (iii) the description of the Company's Common Stock as set forth in the Company's Registration Statement on Form 8-A dated November 1993 including any amendments or reports filed for the purpose of updating such information.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15 of the 1934 Act after the date of this Prospectus and prior to the termination of the offering of securities contemplated hereby shall also be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

This Prospectus incorporates documents by reference which are not presented herein or delivered herewith. Such documents (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference to such documents) are available, without charge, to any person, including any beneficial owner, to whom this Prospectus is delivered, on written or oral request, to Navarre Corporation, 7400 49th Avenue North, New Hope, Minnesota 55428, Attention: Investor Relations, or by telephone at (612) 535-8333.
                       ____________________

This Prospectus, including the information incorporated by reference herein, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Actual results could differ significantly from those projected or contemplated in the forward-looking statements as a result, in part, of the risk factors set forth elsewhere in this Prospectus. In connection with the forward-looking statements which appear in these disclosures, prospective purchasers of the Company's Common Stock offered hereby should carefully review all of such risk factors.

                        PROSPECTUS SUMMARY

    The following summary is qualified in its entirety by the more detailed information and financial statements appearing elsewhere in this Prospectus and in documents incorporated herein by reference. Unless otherwise indicated, all share information in this Prospectus has been adjusted to reflect a two-for-one stock split effective in June 1996.

                           The Company

    Navarre Corporation ("Navarre" or the "Company"), a Minnesota corporation, has been engaged in the distribution of prerecorded music and personal computer software since 1983.

    The Company operates through two principal divisions, its Music Products Division and its Computer Products Division. Building upon its strength and expertise as a leading independent distributor of prerecorded music, the Company has achieved increasing sales in the growing market for personal computer software and interactive CD-ROM software. The Company's product line contains over 20,000 SKUs of compact discs, cassettes, personal computer software and interactive CD-ROM software sold to over 500 customers with over 9,000 locations throughout the United States. Its primary customers include
(i) music and computer specialty chains, (ii) membership wholesale clubs,
(iii) mass merchandisers and discount retailers and (iv) wholesalers and rackjobbers.

    In 1994 the Company established a CD-ROM publishing company named Digital Entertainment, Inc., which was owned eighty percent by Navarre. All of its products are exclusively distributed by the Company through its Computer Products Division. During fiscal 1996, the Company acquired the minority shareholder interest in Digital Entertainment Inc.

    The Company's principal executive offices are located at 7400 49th Avenue North, New Hope, Minnesota 55428 and its telephone number is (612) 535-8333.

                           The Offering

Common Stock offered by Selling Shareholders. . .             530,000

Common Stock outstanding after offering (1) . . .           6,782,168

Nasdaq Symbol . . . . . . . . . . . . . . . . . .               NAVR.

________________________

(1) Includes 180,000 shares issuable upon exercise of warrants by warrant holders and excludes shares of Common Stock reserved for under the Company's 1992 Stock Option Plan.

                         Use of Proceeds

  The Company will not receive any proceeds from sales of the Shares by the Selling Shareholders except to the extent that the warrant holders exercise their warrants to purchase common stock. The Company intends to use the $702,000 for working capital purposes. See "Use of Proceeds."

                              RISK FACTORS

  Prospective purchasers of the Common Stock offered hereby should consider carefully all the information contained in this Prospectus and, in particular, the following risk factors.

Dependence Upon Significant Customers

  In each of the past several years, the Company has had one or more customers that has accounted for ten percent or more of the Company's net sales. During the fiscal year ended March 31, 1996, sales to three customers, Sam's Clubs, Musicland Stores Corporation and Best Buy, each represented more than ten percent of net sales. The Company competes with other companies for the business of each of its customers and there can be no assurance that the Company will continue to recognize a significant amount of revenue from sales to any specific customers. If the Company is unable to continue to sell its products to all or any of these three customers or is unable to continue to maintain its sales to these customers at their current levels, and is unable to find other customers to replace the list sales, there might be an adverse impact on the Company's revenues and future profitability.

Seasonality

  Much of the Company's business is seasonal in nature with a higher percentage of sales during the second half of the calendar year. As a distributor of products ultimately sold at retail, the Company's business is affected by the pattern of seasonability common to other suppliers of retailers, particularly the holiday selling season. Historically, more than 70% of the Company's sales and a substantial portion of the Company's profits have been in the third and fourth quarters of the calendar year. Due to the lower level of sales during the off periods, the Company has historically incurred losses during these periods. Because of this seasonality, if the Company experiences a weak holiday season, it could significantly affect the Company's profitability for the entire year.

Dependence Upon Bank Borrowings

  The Company has relied upon bank borrowings to finance its expansion, primarily for inventory and accounts receivable financing and currently has a $35.0 million credit facility in place. At June 30, 1996, the Company had total bank borrowings of $23.3 million. The Company believes that it may be necessary for it to acquire additional bank financing in the future depending upon the growth of its business and the possible financing of acquisitions. If the Company is unable to obtain additional bank financing, its future growth and profitability would be adversely affected. Under the terms of the Company credit facility, borrowings are dependent upon the eligibility of accounts receivable and inventory, in the discretion of the bank.

Low Industry Margins

  Competition in the prerecorded music and personal computer software distribution industry is often based on price, and distributors such as the Company generally experience low gross and operating margins. Consequently, the Company's profitability is highly dependent upon achieving expected sales levels as well as effective cost and management controls. Any erosion in the Company's gross profit margins could affect the Company's ability to maintain profitability.

Dependence Upon Management

  Eric H. Paulson, the Company's President and Chief Executive Officer, and Charles E. Cheney, its Executive Vice President and Chief Financial Officer, have been with the Company since its inception in 1983 and since 1985, respectively. Although the Company has invested a substantial amount of time and effort in developing its total management team and its management team has over 90 years of experience in the industry, the loss of either Mr. Paulson or Mr. Cheney could have a material adverse effect upon the Company. The Company carries "key person" insurance on the life of Mr. Paulson in the amount of $1.0 million, one-half of which is pledged to cover any existing indebtedness to the bank.

Need for Additional Capital

  As a distributor of prerecorded music and personal computer software products, the Company purchases products directly from manufacturers for resale to retailers. As a result, the Company has significant working capital requirements, the majority of which are to finance inventory and accounts receivable. These working capital needs will expand as inventory and accounts receivable increase in response to the Company's growth. Future growth will likely require additional working capital. Although the Company has obtained financing sufficient to meet its requirements to date, there can be no assurance that the Company will be able to obtain additional financing upon favorable terms when required in the future.

Dependence Upon Recording Artists

  A portion of the sales of the Company's Music Products Division are made pursuant to exclusive distribution agreements. The continued growth and success of the Company depends partly upon its ability to procure and retain these agreements and sell the underlying recordings. In addition, the Company is dependent upon these artists and labels to generate additional quality recordings. In order to procure future marketing agreements, the Company regularly reviews artists. There are no assurances that the Company will sign such artists to distribution agreements or that it will be able to sell recordings under existing distribution agreements. Further, there can be no assurance that any current distribution agreements will be renewed or that current agreements will not be terminated.

Dependence Upon Software Developers and Manufacturers

  The Company, through its wholly owned subsidiary Digital Entertainment, Inc., distributes interactive CD-ROM software pursuant to distribution agreements with software developers and manufacturers. A portion of the sales are made pursuant to exclusive distribution agreements. The continued growth and success of the Company depends partly upon its ability to procure and retain these agreements and sell the underlying software. There can be no assurances that the Company will sign such developers and manufacturers to distribution agreements or that it will be able to sell software under existing distribution agreements. Further, there can be no assurance that any current distribution agreements will be renewed or that current agreements will not be terminated.

Effect of Technology Developments on Distribution

  Prerecorded music and personal computer software presently are marketed and delivered on a physical delivery basis. If in the future these products are marketed and delivered through technology transfers, such as "electronic downloading" to a retail store or consumer's home, then retail and distribution could be revolutionized. Although the Company has made certain acquisitions and taken other measures that are designed to mitigate the potential impact that such changes in the retail and distribution industry could have on the Company, if this type of sales of prerecorded music and personal computer software became widespread, it could have a material adverse impact on the Company. The Company believes, however, that technological changes in sales methods will occur slowly.

Returns; Inventory Obsolescence

  The Company maintains a significant investment in product inventory and, like other companies in this industry, experiences a relatively high level of product returns as a percentage of revenues. The Company's agreements with its suppliers generally permit the Company to return products that are in the suppliers' current product listing. Adverse financial or other developments with respect to a particular supplier could cause a significant decline in the value and marketability of its products, and could make it difficult for the Company to return products to such a supplier and recover its initial product acquisition costs. Such an event could have a material adverse effect upon the Company's business and financial results. The Company maintains a sales return reserve based on its trailing twelve months experience of sales returns by product line and small inventory obsolescence reserve. The Company has historically experienced an actual return rate range of 13% to 20%, depending upon the product, which the Company believes is in line with the industry experience. Although the Company's past experience indicates that these levels are adequate to cover potential returns in these areas, there can be no assurance that these reserves are adequate or will be adequate in the future. The Company also takes a portion of its product offerings on consignment in order to lessen its exposure to this risk.

Adverse Changes in Methods of Distribution

  The success of the Company's current sales strategy depends upon its wholesale and retail customers' continued purchasing of products through the Company rather than directly from manufacturers, through other distributors or through other means of distribution. These customers and retailers are constantly searching for ways to lower costs in an attempt to maintain competitive prices and meet the pricing demands of consumers. The Company's business could be adversely affected if its customers decide to purchase directly from manufacturers, other distributors or other distribution channels rather than from the Company.

Competition

  The prerecorded music and personal computer software distribution industry is highly competitive. The Company's competitors include other national and regional distributors as well as certain suppliers that sell directly to retailers. Certain of these competitors have substantially greater financial and other resources than the Company. The ability of the Company to effectively compete in the future depends upon a number of factors, including its ability to (i) obtain exclusive national distribution contracts and licenses with independent labels and manufacturers, (ii) maintain its margins and volume, (iii) expand its sales through a varied range of products and personalized services, (iv) anticipate changes in the marketplace including technological developments, and (v) maintain operating expenses at an appropriate level.

Recent Acquisitions

  The Company recently acquired all the outstanding stock of Record Service, Inc., and Surfside Distributors, Inc., a Hawaiian-based distributor of prerecorded music, in an effort to expand its national presence in the prerecorded music industry. Although the Company believes the acquisitions will enable it to expand its national presence and to act as an exclusive distributor for two major recording labels in Hawaii, there can be no assurance that these acquisitions will enable the Company to achieve these results.

  The Company recently acquired an equity interest in Net Radio Corporation, which owns and operates Net.radio Network, an Internet-only radio network, in an effort to increase its presence in the marketplace as a content provider on the Internet, and to become a publisher and distributor on an international basis in both music and interactive CD-ROM. There can be no assurance that the purchase of Net Radio Corporation will help achieve these goals.

Possible Volatility of Stock Price

  The stock markets have experienced price and volume fluctuations, resulting in changes in the market prices of the stock of many companies which may not have been directly related to the operating performance of those companies. In addition, the market price of the Company's Common Stock has increased and fluctuated significantly since April 1996. The Company believes that factors such asindications of the market's acceptance of the Company's products and failure to meet market expectations,as well as general volatility in the securities markets, could cause the market price of the Common Stock to fluctuate substantially.


                         USE OF PROCEEDS

  The Company will not receive any proceeds from sales of the Shares by the Selling Shareholders except to the extent that the warrant holders exercise their warrants to purchase common stock. The Company intends to use the $702,000 in proceeds from the exercise of warrants for working capital purposes.

                       SELLING SHAREHOLDERS

  The Selling Shareholders in the table below, with the exception of Stewart Marlowe, who are the shareholders of Net Radio Corporation ("NRC"), acquired the Shares from the Company in a private transaction on May 1, 1996 pursuant to an Option Agreement among the Company, NRC, and the shareholders of NRC. Stewart Marlowe acquired Shares from the Company in a private transaction on June 27, 1996 pursuant to a Stock Purchase Agreement between the Company and Stewart Marlowe, as the sole shareholder of Record Service, Inc., and its subsidiary Surfside Distributors, Inc. The holders of warrants ("Warrant Holders") to purchase the Company's Common Stock, identified in the table below, received their warrants in connection with the Company's 1993 Public Offering of its Common Stock. The Company originally issued a warrant to Hamilton Investments, Inc., the Representative of the underwriters in connection with the Company's initial public offering. Hamilton Investments, Inc. subsequently transferred warrants to purchase 36,000 shares to persons who were then officers or employees of Hamilton Investments, Inc.

  The following table sets forth certain information with respect to the beneficial ownership of theCompany's Common Stock by all Selling Shareholders and Warrant Holders as of July 1, 1996, and as adjusted to reflect the sale of the Shares.

                                Number of        Maximum     Number of Shares
                            Shares Beneficially  Number of  to be Beneficially
                               Owned Prior       Shares to     Owned After
       Name                    to Offering       be Sold(1)   the Offering(1)
- -------------------------------------------------------------------------

Stewart Marlowe. .              180,000           180,000           0
Hamilton Investments, Inc2..    144,000           144,000           0
Robert W. Griggs . . . . . .     36,676            36,676           0
Scott Bourne . . . . . . . .     26,302            26,302           0
Scot Combs . . . . . . . . .     24,450            24,450           0
Terrence K. Mahoney. . . . . .   16,300            16,300           0
Pablo Nyarady. . . . . . . .     13,584            13,584           0
Patrick Mahoney. . . . . . .     13,584            13,584           0
Carl Halverson . . . . . . .      8,892             8,892           0
Thomas Mandt . . . . . . . .      8,212             8,212           0
Mark Bartholomay2. . . . . .      7,200             7,200           0
Geoffrey S. Parker2. . . . . . .  7,200             7,200           0
Deborah Hopp . . . . . . . .      7,026             7,026           0
Douglas Lennick. . . . . . .      6,792             6,792           0
Randy L. Hines2. . . . . . .      5,400             5,400           0
Douglas McConnell2 . . . . .      5,400             5,400           0
Terry T. Stewart2. . . . . .      5,400             5,400           0
Mark Hempel. . . . . . . . .      5,126             5,126           0
Ron Buck . . . . . . . . . .      3,056             3,056           0
William M. Gerstner2 . . . . . .  2,700             2,700           0
Joseph W. Kacergis2. . . . . . .  2,700             2,700           0
                                 ------------------------------------
     Total . . . . . . . . .    530,000           530,000           0

________________________
(1) Assumes the sale of all the Shares offered hereunder.
(2) Represents shares issuable upon exercise of warrant.

                       PLAN OF DISTRIBUTION

    The Company has been advised that the Selling Shareholders may sell the Shares from time to time in one or more transactions (which may include block transactions) on Nasdaq at market prices prevailing at the time of the sale or at prices otherwise negotiated.

    The Shares may, without limitation, be sold by one or more of the following: (i) a block trade in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction; (ii) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; and (iii) ordinary brokerage transactions and transactions in which the broker solicits purchasers.

    The Company has been advised that, as of the date hereof, the Selling Shareholders have made no arrangement with any broker for the sale of the Shares. Underwriters, brokers or dealers may participate in such transactions as agents and may, in such capacity, receive brokerage commissions from the Selling Shareholders or purchasers of such securities. Such underwriters, brokers or dealers may also purchase Shares and resell such Shares for their own account in the manner described above. The Selling Shareholders and such underwriters, brokers or dealers may be considered "underwriters" as that term is defined by the Securities Act of 1933, although the Selling Shareholders disclaim such status. Any commissions, discounts or profits received by such underwriters, brokers or dealers in connection with theforegoing transactions may be deemed to be underwriting discounts and commissions under the Securities Act of 1933.

    In addition to the foregoing, the Company has entered into a lock-up agreement which places additional restrictions on Mr. Marlowe's ability to sell Shares of the Company received by Mr. Marlowe in connection with the Company's purchase of Record Service, Inc. and its subsidiary, Surfside Distributors, Inc. Specifically, Mr. Marlowe, subject to any additional requirements under the federal securities laws, has agreed to sell his Shares subject to the following restrictions: (i) 45,000 Shares may be sold immediately; (ii) 60,000 Shares held pursuant to an escrow agreement entered into at the time of the Company's acquisition for Record Service, Inc. may be sold from time to time as such Shares are released from the escrow agreement; and (iii) 75,000 Shares may be sold after a period of two years have elapsed from the date of issuance of such Shares.

                          LEGAL MATTERS

    The validity of the issuance of the Common Stock offered hereby will be passed upon for the Company by Lindquist & Vennum P.L.L.P., Minneapolis, Minnesota.

                             EXPERTS

    The consolidated financial statements of Navarre Corporation at March 31, 1996 and 1995, and for each of the fiscal years or periods ended March 31, 1996, 1995 and 1994 and the year ended December 31, 1993 appearing in Navarre Corporation's Annual Report (Form 10-K) for the year ended March 31, 1996, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference and in the registration statement. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                             PART II

              INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14:  Other Expenses of Issuance and Distribution

 SEC registration fee  . . . . . . . . . . . . . . . . .      $ 1,508
 Accounting fees and expenses  . . . . . . . .                  2,000
 Legal fees and expenses . . . . . . . . . . . . . . . .        5,000
 Miscellaneous . . . . . . . . . . . . . . . . . . . . .        1,492
      Total  . . . . . . . . . . . . . . . . . . . . . .      $10,000

  Except for the SEC fee, all of the foregoing expenses have been estimated.

ITEM 15:  Indemnification of Directors and Officers

  The Company's Bylaws require indemnification of its directors and officers to the fullest extent permitted by Minnesota law. The Bylaws provide that the Company shall indemnify any person made or threatened to be made a party to any threatened, pending or completed civil, criminal administrative, arbitration or investigative proceeding, including a proceeding by or in the right of the corporation, by reason of the former or present official capacity of theperson, provided the person seeking indemnification meets five criteria set forth in Section 302A.521 of the Minnesota Business Corporation Act.

  The Company's Bylaws also authorize the Board of Directors, to the extent permitted by applicable law, to indemnify any person or entity not described in the Bylaws pursuant to, and to the extent described in, an agreement between the Company and such person, or as otherwise determined by the Board of Directors in its discretion.

  Section 302A.521 of the Minnesota Business Corporation Act provides that a corporation shall indemnify any person who was or is made or is threatened to be made a party to any proceeding by reason of the former or present official capacity of such person against judgments, penalties, fines including, without limitation, excise taxes assessed against such person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys' fees and disbursements, incurred by such person in connection with the proceeding if, with respect to the acts or omissions or such person complained of in the proceeding, such person (i) has not been indemnified by another organization or employee benefit plan for the same expenses with respect to the same acts or omissions; (ii) acted in good faith; (iii) received no improper personal benefit and Section 302A.255 (regarding conflicts of interest), if applicable, has been satisfied; (iv) in the case of a criminal proceeding, has no reasonable cause to believe the conduct was unlawful; and (v) in the case of acts or omissions by person in their official capacity for the corporation, reasonably believed that the conduct was in the best interests of the corporation, or in the case of acts or omissions by persons in their capacity for other organizations, reasonably believed that the conduct was not opposed to the best interests of the corporation.


Item 16.  Exhibits

Exhibit   Description
  No.

5.1       Opinion and Consent of Lindquist & Vennum P.L.L.P., counsel to the Company (1)
23.1      Consent of Ernst & Young LLP
23.2      Consent of Lindquist & Vennum P.L.L.P. (see Exhibit 5.1 above)
24        Powers of Attorney (included on signature page hereof) (2)


(1)      Filed here with.
(2)      Previously filed.

Item 17.  Undertakings

(a)  The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) to reflect in the Prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

          (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d)of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statementshall be deemed to be a new registration statement relating to the securities offered therein, and the offeringof such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission,such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person inconnection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                              SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe it meets all of the requirements for filing a Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Hope, State of Minnesota, on the 1st day of August, 1996.

                                   NAVARRE CORPORATION

                                   _______________________________
                                   By /s/ Charles E. Cheney
                                       Charles E. Cheney
                                       Executive Vice President and Chief
                                       Financial Officer and Secretary

                        POWER OF ATTORNEY

     The undersigned officers and directors of Navarre Corporation hereby constitute and appoint Eric H. Paulson and Charles E. Cheney, or either of them, our true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for us and in our stead, in any and all capacities, to sign any or all amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-factand agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on August 1, 1996 in the capacities indicated.

       Signature           Title


/s/ Eric H. Paulson*       Chairman, President and Chief Executive Officer
Eric H. Paulson            (principal executive officer)

__________________________
/s/ Charles E. Cheney      Secretary, Treasurer, Executive Vice President and
Charles E. Cheney          Chief Financial Officer (principal financial and
                           accounting officer) and Director

/s/ Dickinson G. Wiltz*    Director
Dickinson G. Wiltz

/s/ James G. Sippl*        Director
James G. Sippl

/s/ Michael L. Snow*       Director
Michael L. Snow

*By Charles E. Cheney, as Attorney-In-Fact, August 1, 1996